Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2024

Ocala, FL…January 9, 2025—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its fiscal year ended November 2, 2024. Sales for fiscal year 2024 were $51.9 million as compared to $63.3 million recorded in fiscal year 2023. Income from operations for fiscal year 2024 was $9.6 million versus $13.4 million in the same period a year ago. Net income after taxes was $8.6 million as compared to $10.9 million for the same period last year. Diluted earnings per share for fiscal year 2024 were $2.63 per share compared to $3.27 per share last year.

For the fourth quarter of fiscal 2024, sales were $11.8 million as compared to $14.7 million in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2024 was $2.0 million versus $2.7 million in the same period last year. Net income after taxes was $2.0 million versus last year’s results of $2.3 million. Diluted earnings per share for the fourth quarter were $0.63 per share versus earnings of $0.71 per share last year.

Nobility’s financial position during fiscal year 2024 remained strong with cash and cash equivalents, certificates of deposit and short-term investments of $27.2 million and no outstanding debt. Working capital is $43.0 million and our ratio of current assets to current liabilities is 5.3:1. Stockholders’ equity is $56.6 million and the book value per share of common stock increased to $17.31.

Terry Trexler, President, stated, “Net sales decreased in fiscal year 2024 as compared to last year because of the decrease in the number of retail homes sold and manufactured. In addition, we are building and selling lower-priced homes due to the higher interest rates on mortgages that we believe are negatively impacting sales as compared to the prior years. There also remain delays in the receipt of certain key production materials from suppliers, back orders, price increases and labor shortages which continue to cause delays in the completion of the homes at our manufacturing facility and the set-up process of retail homes in the field. Our inability to timely deliver and set up homes to customers has negatively impacted sales and earnings. We expect these challenges will continue into fiscal year 2025. The Company also continues to experience inflation in several building products resulting in increases in our material and labor costs which may increase the wholesale and retail selling prices of our homes. We believe that potential customers have delayed or deferred purchasing decisions when considering the interest rate environment.

The current demand for affordable manufactured housing in Florida and the U.S. has slowed due to the interest rate environment and increased costs associated with mortgages. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2023 through October 2024 declined by approximately 3% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2024, the Company celebrated its 57th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 34 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with insulation, shingles, vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	November 2,	November 4,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,521,296	$13,879,358
Certificates of deposit	13,021,839	10,204,287
Short-term investments	680,017	527,899
Accounts receivable - trade	2,935,517	2,864,808
Mortgage notes receivable	4,505	4,391
Income tax receivable	—	—
Inventories	21,039,344	21,518,098
Prepaid expenses and other current assets	1,727,034	1,733,179

Total current assets	52,929,552	50,732,020
Property, plant and equipment, net	8,280,695	8,268,976
Mortgage notes receivable, less current portion	141,728	142,761
Other investments	463,633	1,953,199
Property held for resale	26,590	26,590
Deferred income taxes	60,628	90,274
Cash surrender value of life insurance	4,539,813	4,331,659
Other assets	156,287	156,287

Total assets	$66,598,926	$65,701,766

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$753,317	$819,143
Accrued compensation	800,013	992,622
Accrued expenses and other current liabilities	1,826,042	1,809,335
Income taxes payable	692,303	661,261
Customer deposits	5,930,728	8,703,107

Total current liabilities	10,002,403	12,985,468

Deferred income taxes	—	—

Total liabilities	10,002,403	12,985,468
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,268,829 and 3,269,075 shares outstanding, respectively	536,491	536,491
Additional paid in capital	11,140,687	10,964,985
Retained earnings	74,677,783	70,969,764
Less treasury stock at cost, 2,096,078 and 2,095,832 shares, respectively	(29,758,438)	(29,754,942)

Total stockholders’ equity	56,596,523	52,716,298

Total liabilities and stockholders’ equity	$66,598,926	$65,701,766

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 2, 2024	November 4, 2023	November 2, 2024	November 4, 2023

Net sales	$11,834,306	$14,719,253	$51,933,622	$63,318,392
Cost of sales	(7,919,569)	(10,170,665)	(34,509,545)	(41,830,507)

Gross profit	3,914,737	4,548,588	17,424,077	21,487,885
Selling, general and administrative expenses	(1,865,943)	(1,849,077)	(7,842,626)	(8,087,534)

Operating income	2,048,794	2,699,511	9,581,451	13,400,351

Other income (expense)
Interest income	290,838	289,635	1,126,951	803,622
Undistributed earnings in joint venture - Majestic 21	28,700	28,030	96,323	104,306
Proceeds received under escrow arrangement	—	29,930	147,155	239,736
Increase (decrease) in fair value of equity investment	61,789	(13,233)	152,118	(61,172)
Gain on disposal of property, plant and equipment	—	—	3,000	—
Miscellaneous	268,529	49,820	364,951	92,586

Total other income	649,856	384,182	1,890,498	1,179,078

Income before provision for income taxes	2,698,650	3,083,693	11,471,949	14,579,429
Income tax expense	(637,096)	(766,973)	(2,860,687)	(3,680,565)

Net income	$2,061,554	$2,316,720	$8,611,262	$10,898,864

Weighted average number of shares outstanding:
Basic	3,268,829	3,269,075	3,268,829	3,333,504
Diluted	3,281,867	3,277,920	3,279,479	3,337,649
Net income per share:
Basic	$0.63	$0.71	$2.63	$3.27
Diluted	$0.63	$0.71	$2.63	$3.27